COMPANY CONTACT:     Tony M. Shelby
                     Chief Financial Officer
                     (405) 235-4546

KCSA CONTACT:        Leslie A. Schupak/Joe Mansi
                     (212) 682-6300, ext. 205/207

March 31, 2004

AMEX: LXU

LSB INDUSTRIES, INC. REPORTS
RESULTS FOR THE QUARTER AND
THE YEAR ENDED DECEMBER 31, 2003

Oklahoma City, Oklahoma . . . April 1, 2004. . . LSB Industries, Inc. (AMEX: LXU), reported net income of $3.1 million for the year ended December 31, 2003.
Results for the year and three months ended December 31, 2003

 Net sales from continuing operations for the years ended December 31, 2003 and 2002 were $317.3 million and $283.8 million, respectively, an increase of $33.5 million. Net sales for the three months ended December 31, 2003 and 2002 were $76.8 million and $65.6 million, respectively.

For the year ended December 31, 2003, the Company reported net income of $3.1 million. After deducting $2.3 million for preferred stock dividend requirements, which were not paid, the net income applicable to common stock was $.8 million or $.05 per share fully diluted.

For the three months ended December 31, 2003, net income was $18,000. After deducting $.6 million for preferred stock dividend requirements, which were not paid, net loss applicable to common stock was $.6 million or $.05 per share fully diluted.

For the year ended December 31, 2002, income from continuing operations was $2.7 million. Including loss from discontinued operations, net income was $99,000. Net income for the year ended December 31, 2002, included a gain on extinguishment of debt of $1.5 million and a loss from discontinued operations of $3.5 million. After deducting preferred stock dividend requirements, which were not paid, net loss applicable to common stock was $2.2 million, or $.19 per share fully diluted.

For the three months ended December, 31, 2002, net income was $3.7 million which included a gain on extinguishment of debt of $1.5 million and a net gain from discontinued operations of $1.0 million. After deducting preferred dividend requirements, which were not paid, net income applicable to common stock was $3.1 million, or $.22 per share fully diluted.

Barry Golsen, President of LSB, commented that this was the fourth straight year that the Company reported profits. "In 2002 and 2003, our Climate Control Business experienced the effects of the aftermath of 9/11 which impacted the economy in general and specifically the commercial construction sector. During this period, our Chemical Business was impacted by the high price of natural gas.

Despite these difficult conditions, we have been profitable and have continued to work to improve the results."

The Company is a manufacturing, marketing, and engineering company with activities on a world wide basis. The Company's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities. The Company's stock is traded on the AMEX under the symbol LXU.

LSB Industries, Inc.
Financial Highlights (Notes)
Year and Three Months Ended December 31, 2003 and 2002

(unaudited)

Year Ended December 31,	Three Months Ended December 31,
2003	2002	2003	2002
Net sales	$317,263	$283,811	$76,754	$65,575
Cost of sales	267,831	238,818	63,925	56,723
Gross profit	49,432	44,993	12,829	8,852

Selling, general and administrative expenses	41,745	39,418	11,083	8,704
Operating income	7,687	5,575	1,746	148

Other income (expense):
Other income (loss)	1,815	3,586	(330)	2,343
Gains on extinguishments of debt	258	1,458	258	1,458
Benefit from termination of firm purchase commitments	-	290	-	-
Interest expense	(5,559)	(7,590)	(1,393)	(1,312)
Other (expense) income	(1,090)	(563)	(263)	54
Income from continuing operations before provision for income taxes and cumulative effect of accounting change	3,111	2,756	18	2,691
Provision for income taxes	-	56	-	34
Income from continuing operations before cumulative effect of accounting change	3,111	2,700	18	2,657
Income (loss) from discontinued operations, net	-	(3,461)	-	1,049
Cumulative effect of accounting change	-	860	-	-
Net income	$3,111	$99	$18	$3,706

Net income (loss) applicable to common stock	$784	$(2,228)	$(609)	$3,080

Income (loss) per common share
Basic:
Income (loss) from continuing operations	$.06	$.03	$(.05)	$.16
Income (loss) from discontinued operations, net	-	(.29)	-	.09
Cumulative effect of accounting change	-	.07	-	-
Net income (loss)	$.06	$(.19)	$(.05)	$.25

Diluted:
Income (loss) from continuing operations	$.05	$.03	$(.05)	$.16
Income (loss) from discontinued operations, net	-	(.29)	-	.06
Cumulative effect of accounting change	-	.07	-	-
Net income (loss)	$.05	$(.19)	$(.05)	$.22

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Year and Three Months Ended December 31, 2003 and 2002
(unaudited)

Note 1: Basis of Presentation Certain reclassifications have been made to the Financial Highlights for 2002 to conform to the Financial Highlights presentation for 2003.

Note 2: In December 2002, the Company completed the sale of all of the operating assets of two of the Company's wholly-owned subsidiaries formerly included in the Chemical Business, principally in the packaged explosive business, which business was not considered by the Company to be part of its core Chemical Business. The operations of the sold subsidiaries are reflected as discontinued operations in the accompanying Financial Highlights for 2002.

Note 3: Net income (loss) applicable to common stock is computed by adjusting net income (loss) by the amount of preferred stock dividends. Basic income (loss) per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding, if any, after appropriate adjustment for interest, net of related income tax effects on convertible notes payable, as applicable.

Note 4: Information about the Company's operations in different industry segments for the year and three months ended December 31, 2003 and 2002, is detailed on the following page.

(continued)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Year and Three Months Ended December 31, 2003 and 2002
(Unaudited)
Year Ended December 31,	Three Months Ended December 31,
2003	2002	2003	2002
(in thousands)
Net Sales
Climate Control	$119,032	$128,128	$28,742	$26,873
Chemical	193,770	151,358	46,795	37,796
Other	4,461	4,325	1,217	906
	$317,263	$283,811	$76,754	$65,575

Gross profit:
Climate Control	$35,737	$37,454	$8,276	$7,961
Chemical	12,204	6,207	4,157	776
Other	1,491	1,332	396	115
	$49,432	$44,993	$12,829	$8,852

Operating profit (loss):
Climate Control	$11,736	$14,705	$2,416	$2,195
Chemical	3,554	(125)	1,626	1,572
	15,290	14,580	4,042	3,767

General corporate expenses and other business operations, net	(6,878)	(6,029)	(2,889)	(1,269)
Interest expense	(5,559)	(7,590)	(1,393)	(1,312)
Gains on extinguishment of debt	258	1,458	258	1,458
Gains on sales of property and equipment	-	47	-	47
Benefit from termination of firm purchase commitments-Chemical	-	290	-	-
Income from continuing operations before provision for income taxes and cumulative effect of accounting change	$3,111	$2,756	$18	$2,691